Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Holdings Reports 48% Sequential Revenue Growth on Record High First Quarter Sales
Monday, April 24, 4:30 pm ET

Revenue and Net Income Increase 36% and 63% Over Same Period a Year Ago

MENLO PARK, Calif., April 24, 2006 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment industry, today reported its financial results for the first quarter ended March 31, 2006. Revenue for the first quarter of 2006 totaled $57.2 million, compared to revenue for the fourth quarter ended December 31, 2005 of $38.8 million, an increase of 47.5%, and compared to revenue of $41.9 million for the same period a year ago, a 36.4% increase. The company recorded net income of $2.1 million, or $0.12 per share, during the first quarter of 2006, compared to net income of $686,000, or $0.04 per share, for the fourth quarter of 2005 and net income of $1.2 million, or $0.07 per share for the same period a year ago. The first quarter E.P.S. number includes a $0.01 charge for SFAS 123(R). The comparable time periods do not. Gross margin for the first quarter of 2006 was 14.3% versus 13.6% for the fourth quarter of 2005 and 15.9% for the same period a year ago.

Net income reflects a $526,000 after tax charge for legal, accounting and registration fees and expenses associated with the secondary component of UCT’s March equity offering. This charge reduced earnings per share by $0.03.

Cash at the end of the first quarter of 2006 was $19.8 million, an increase of $9.1 million from $10.7 million at the end of the fourth quarter of 2005, and an increase of $8.0 million from $11.8 million at the end of the first quarter of 2005. This increase reflects the addition of $10.2 million of net proceeds from the primary component of the company’s March equity offering, offset by the use of approximately $1.1 million during the period.

Clarence Granger, UCT’s President and Chief Executive Officer, commented on the first quarter results: “We are pleased with UCT’s product delivery performance during a challenging first quarter environment. Though inefficiencies associated with the steep ramp in activity limited the accretive impact of volume on our gross margin, the company delivered products in line with customer requirements, achieved record levels of revenue and growth, and realized earnings per share within the guided range, despite the $0.03 per share charge associated with the recent follow-on offering.”

Granger continued: “During the first quarter we shipped initial subsystem assemblies pursuant to both of the large contract awards that were announced during our third quarter 2005 earnings call. Consistent with our plan, we will be ramping production on both contracts during the second quarter.”

Commenting on UCT’s corporate outlook, Granger noted, “We expect revenue for the second quarter of 2006 to range between $57 million and $63 million, and net income per share to increase to between $0.13 and $0.17 per share, inclusive of an expected $0.01 per share charge for SFAS 123(R). We are continuing to deliver against our key growth initiatives, and we remain well positioned to benefit from the current upturn in the broader semiconductor capital equipment industry and from the continued trend toward outsourcing on the part of our OEM customers.”

Ultra Clean will conduct a conference call on Monday, April 24, 2006, beginning at 2:00 p.m. PDT at 888/293-1203 (domestic) and 415/908-6295 (international). A replay of the webcast will be available for fourteen days following the conference call at 800/633-8284 (domestic) and 402/977-9140 (international). The confirmation number for the live broadcast and replays is 21290082 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment industry. Ultra Clean offers its customers an integral outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers of semiconductor capital equipment. Ultra Clean is headquartered in Menlo Park, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our second quarter revenue and diluted earnings per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended

	March 31, 2006	March 31, 2005

Sales	$57,195	$41,924
Cost of goods sold	49,004	35,275

Gross profit	8,191	6,649

Operating expenses:
Research and development	598	687
Sales and marketing	956	894
General and administrative	2,889	3,364
Total operating expenses	4,443	4,945

Income from operations	3,748	1,704

Interest and other income (expense), net	(487)	27

Income before income taxes	3,261	1,731

Income tax provision	1,130	537

Net income	$2,131	$1,194

Net income per share:
Basic	$0.13	$0.07
Diluted	$0.12	$0.07

Shares used in computing
net income per share:
Basic	16,868	16,188
Diluted	17,787	17,124

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31, 2006	December 31, 2005

ASSETS
Current assets:
Cash	$19,804	$10,663
Accounts receivable	26,257	19,528
Inventory	27,552	19,106
Other current assets	4,679	3,966

Total current assets	78,292	53,263
Equipment and leasehold improvements, net	4,342	4,312
Goodwill	6,084	6,084
Tradename	8,987	8,987
Other non-current assets	2,366	2,363

Total assets	$100,071	$75,009

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Bank borrowings	$1,600	$2,343
Accounts payable	24,260	14,188
Other current liabilities	5,301	2,843

Total current liabilities	31,161	19,374

Capital lease obligations and other liabilities	340	354

Total liabilities	31,501	19,728

Commitments and contingencies
Stockholders' equity
Common stock	57,926	46,819
Deferred stock-based compensation	(299)	(350)
Retained earnings	10,943	8,812

Total stockholders' equity	68,570	55,281

Total liabilities and stockholders' equity	$100,071	$75,009